Exhibit 99.1

Giovanni Caforio Named Chairman of Bristol-Myers Squibb’s
Board of Directors

Caforio will Succeed Lamberto Andreotti Effective May 2, 2017

(NEW YORK – December 21, 2016) – Bristol-Myers Squibb Company (NYSE:BMY) today announced that the company’s Board of Directors has appointed Giovanni Caforio, M.D. as chairman of the board, effective May 2, the date of the company’s annual meeting of shareholders. Caforio, who will continue to serve as chief executive officer, will succeed current Chairman Lamberto Andreotti, who has announced his plan to retire.

“It is an honor to have the opportunity to build on the strong foundation established by Lamberto Andreotti,” said Caforio. “Bristol-Myers Squibb has tremendous opportunities for growth, highlighted by our leadership position in Immuno-Oncology and the opportunity to accelerate our diversified pipeline of transformational medicines. Working with the talented leaders and employees of this company, I look forward to further advancing our BioPharma strategy, and delivering transformational medicines that make a difference in the lives of patients around the world.”

“Since being named CEO, Giovanni has clearly demonstrated the capabilities needed to lead Bristol-Myers Squibb in the near and long term,” said Andreotti. “It was a pleasure working with Giovanni during this transition period, and I have full confidence that he will do what is needed to continue to deliver on the company’s mission and generate sustainable growth for our shareholders now and in the future.”

Togo D. West, Jr., the board’s lead independent director, said “Since becoming CEO last year, Giovanni has demonstrated strong leadership, and a commitment to the company’s patient-focused mission and culture of integrity and ethics. Giovanni’s depth of experience, knowledge and deep understanding of the industry make him the right person for the chairmanship.”

“I also want to thank Lamberto for his many years of service to the company and for serving as chairman. As a valued and trusted leader, he played a critical role in the company’s transformation to a biopharma leader and in shaping the strategy that continues to guide the company today. ”

Andreotti served as Bristol-Myers Squibb’s chief executive officer from 2010 through May 2015 and will have served as Bristol-Myers Squibb’s chairman for 2 years when Caforio’s appointment becomes effective in May 2017. Under Andreotti’s leadership, Bristol-Myers Squibb successfully transformed into a leader in the biopharma industry, one known for its robust pipeline and portfolio of innovative medicines, including the increasingly promising portfolio of Immuno-Oncology medicines that are transforming the treatment of cancer today.

Caforio has been chief executive officer of Bristol-Myers Squibb since May 2015 and has been serving on the company’s Board of Directors since June 2014.  As CEO, Caforio has led the company’s focus on researching and developing transformational medicines, which includes a leading portfolio of immunotherapies that are fundamentally changing the way patients live with cancer. With a background as a physician, Caforio has helped strengthen the company’s patient-focused culture — one driven by innovation, speed, accountability and passion.

Prior to becoming CEO, Caforio served as chief operating officer with responsibility for leading a fully integrated worldwide commercial organization and the companywide functions of Enterprise Services and Global Manufacturing & Supply.  This was preceded by his work as the company’s chief commercial officer.

Born and educated in Italy, Caforio received his M.D. from the University of Rome.

About Bristol-Myers Squibb

Bristol-Myers Squibb is a global biopharmaceutical company whose mission is to discover, develop and deliver innovative medicines that help patients prevail over serious diseases. For more information about Bristol-Myers Squibb, visit us at BMS.com or follow us on LinkedIn, Twitter, YouTube and Facebook.

Contacts

Media:
Ken Dominski, 609-252-5251, ken.dominski@bms.com
Laura Hortas, 609- 252- 4587, laura.hortas@bms.com

Investors:
Tim Power, 609-252-7509, timothy.power@bms.com
Bill Szablewski, 609-252-5894, william.szablewski@bms.com